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                            INDEMNIFICATION AGREEMENT

          This Indemnification Agreement ("Agreement") is made and entered into this 31 day of August, 1995 by and between EARTHLINK NETWORK, INC., a California corporation ("EarthLink") and KEVIN O'DONNELL ("O'Donnell"), collectively hereinafter referred to as "Indemnitors", on the one hand, and REED E. SLATKIN ("Indemnitee"), on the other hand.

          WHEREAS, EarthLink and Indemnitee, as "Lessee", have entered into that certain Master Lease Agreement No. 6029 dated August 31, 1995 with LINC Capital Management, a division of Scientific Leasing, Inc. as "Lessor" ("Master Lease"), pursuant to which Lessor has agreed to lease certain equipment and property to Lessee; and,

          WHEREAS, at some time in the future, EarthLink expects to enter into addenda to the Master lease ("Addenda") pursuant to which LINC and/or an affiliate thereof may agree to lease additional equipment and property to EarthLink but may not agree to do so without Indemnitee also agreeing to act as a Lessee under such Addendum;

          WHEREAS, Indemnitee agreed to act as a Lessee under the Master Lease at the request of Indemnitors and Lessor would not have entered into the Master Lease unless Indemnitee had agreed to act as a Lessee thereunder; and,

          WHEREAS, Indemnitee may agree to act as a Lessee under Addenda at some time in the future; and,

          WHEREAS, O'Donnell is a controlling person of EarthLink, and Indemnitors acknowledge the benefit conferred upon them as a result of Indemnitee agreeing to act as a Lessee under the Master Lease (and which may in the future be conferred upon them in the event Indemnitee agrees to act as a Lessee under the Addenda) and as an inducement to Indemnitee to act as a Lessee under the Master Lease (and under the Addenda) and in consideration therefore have agreed to indemnify and hold harmless Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Indemnitee, in any manner relating to or arising out of the Master Lease and/or the Addenda and any amendments and waivers hereto and thereto;

          NOW THEREFOR, the parties hereto agree as follows:

          1.   EXPENSES

          Indemnitors, jointly and severally, agree to promptly pay sixty-six and two-thirds percent (66 2/3%) of (i) all the actual and reasonable costs and expenses of Indemnitee in connection with the preparation of the Master Lease, the Addenda, this Agreement and any amendments and waivers hereto and thereto, and of Indemnitee's performance of and compliance with all agreements and conditions contained therein on his part to be performed or complied with, (ii) the reasonable fees, expenses and disbursements of counsel to Indemnitee in connection with the negotiation, preparation, execution and administration of this Agreement, the Master Lease, the Addenda,


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and any amendments and waivers hereto and thereto, (iii) all other actual and reasonable out-of-pocket expenses incurred by Indemnitee in connection therewith; and (iv) after the occurrence of any Event of Default (as defined in the Master Lease, the Addenda and any amendments and waivers hereto and thereto), all costs and expenses (including reasonable attorneys' fees, and costs of settlement) incurred by Indemnitee in enforcing any obligations of or in collecting any payments due from Indemnitors hereunder or thereunder, by reason of such Event of Default or in connection with any refinancing or restructuring of the Master Lease, the Addenda, this Agreement and any amendments and waivers hereto and thereto in the nature of a "work-out" or of any insolvency or bankruptcy proceeding.

          1.1  ADVANCEMENT OF EXPENSES

          On written request to the Indemnitors by Indemnitee, Indemnitors shall, jointly and severally, be responsible for advancing to Indemnitee amounts of money sufficient to cover sixty-six and two-thirds percent (66 2/3%) of expenses in advance of the final disposition of them, on receipt of
(1) an undertaking by or on behalf of Indemnitee to repay such amount(s), if it shall ultimately be determined by final judgment of a court of competent jurisdiction that he is not entitled to be indemnified under this Agreement, and (2) satisfactory evidence as to the amount of such expenses. The Indemnitee's written certification, together with a copy of the statement paid or to be paid by him, shall constitute satisfactory evidence, absent manifest error.

          2.    INDEMNITY

          In addition to the payment of expenses pursuant to Section 1, Indemnitors, jointly and severally, agree to indemnify, pay and hold Indemnitee harmless from and against, sixty-six and two-thirds percent (66 2/3%) of any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Indemnitee in connection with any investigative, administrative, arbitral or judicial proceeding, whether or not such Indemnitee shall be designated as party thereto), that may be imposed on, incurred by, or asserted against Indemnitee, in any manner relating to or arising out of the Master Lease, the Addenda, this Agreement and any amendments and waivers hereto and thereto; PROVIDED that no Indemnitor shall have any obligation to Indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of Indemnitee and PROVIDED FURTHER that EarthLink shall have no obligation to Indemnitee with respect to any monetary liability for breach of his fiduciary duty as a director of EarthLink relating to or arising out of (i) his acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions he believes to be contrary to the best interests of EarthLink or its shareholders or that involve the absence of good faith on his part, (iii) any transaction from which he derives an improper personal benefit, (iv) acts or omissions showing reckless disregard for his duty to Earthlink or its shareholders in circumstances in which he was aware or should have been aware, in the ordinary course of performing his duties as a director of EarthLink, of a risk of serious injury to EarthLink or its shareholders as a director of EarthLink, (V) acts or omissions constituting an unexcused

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pattern of inattention that amounts to an abdication of his duty to EarthLink or its shareholders, and (vi) transactions between him and EarthLink which have not been approved or ratified in good faith by disinterested directors or shareholders or which are not proved to be just and reasonable to EarthLink.

          In case a claim should be brought or an action filed or a proceeding commenced with respect to the subject of indemnity herein, Indemnitors agree that Indemnitee may employ an attorney of Indemnitee's own selection to appear and defend the action on behalf of Indemnitee, at the expense of Indemnitors. Indemnitee, at his option, shall have the sole authority for the direction of the defense, and shall be the sole judge of the acceptability of any compromise or settlement of any such claims, actions or proceedings against Indemnitee.

          To the extent that the undertaking to indemnify, pay and hold harmless set forth herein may be unenforceable because it is violative of any law or public policy, Indemnitors shall each contribute the maximum portion that it or he is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by Indemnitee.

          3.   CONTINUATION OF INDEMNITY

          All agreements and obligations of Indemnitors contained in this Agreement shall continue during the period the Indemnitee remains as a Lessee under the Master Lease, the Addenda and any amendments and waivers hereto and thereto, and shall continue so long as Indemnitee shall be subject to any possible action by reason of the fact that he was a Lessee under the Master Lease, the Addenda and any amendments and waivers hereto and thereto.

          4.   RELEASE OF INDEMNITEE AS LESSEE

          Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that EarthLink intends to use its best efforts as soon as practicable, to obtain a line of credit from a recognized commercial financial institution which will allow it to provide a letter of credit to Lessor. EarthLink agrees that at such time as it obtains said credit line it will take all such steps as may be necessary, including, but not limited to, providing Lessor with such letter of credit in Lessor's favor, to obtain Indemnitee's release as Lessee under the Master Lease, the Addenda and any amendments and waivers thereto. In the event Lessor will not release Indemnitee as a Lessee under the Master Lease and/or under the Addenda and any amendments and waivers thereto, EarthLink agrees that it will provide Indemnitee with a letter of credit in his favor, in an amount sufficient to pay all monetary obligations of Indemnitee under the Master Lease and/or the Addenda and any amendments and waivers thereto, as security for EarthLink's obligation to indemnify Indemnitee under this Agreement which letter of credit shall remain in effect during the term of this Agreement.

          5.   NOTICE TO INDEMNITORS

          Indemnitors shall perform their obligations under this Agreement on receipt of written demand for such performance from the Indemnitee and, if any of them fails to perform their obligations under this

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Agreement on demand, the Indemnitee may then at any time bring legal action against all or any of them to obtain full and complete performance of their obligations under this Agreement. In any action brought to enforce this Agreement, on a showing by the Indemnitee that a claim has been asserted against him relating to or arising out of the Lease or this Agreement, there shall be a presumption that Indemnitee is entitled to indemnification and advancement of costs and expenses from Indemnitors with respect to indemnification.

          6.   MISCELLANEOUS

               6.1   NON-EXCLUSIVITY

          The indemnification rights granted to the Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which he may be entitled under EarthLink's certificate of incorporation or bylaws, a vote of shareholders of EarthLink, determination by EarthLink's board of directors or otherwise.

               6.2   SUCCESSORS AND ASSIGNS

          The rights granted to the Indemnitee under this Agreement shall inure to the benefit of Indemnitee and his personal representatives, heirs, executors, administrators and beneficiaries, and this Agreement shall be binding on Indemnitors and their respective personal representatives, heirs, executors, administrators, beneficiaries, successors and assigns.

               6.3   SEVERABILITY

          To the extent permitted by applicable law, the parties, by this Agreement, waive any provision of law that renders any provision in this Agreement unenforceable in any respect. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited by or invalid under applicable law, such provisions shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and all other provisions shall remain in full force and effect.

               6.4   CALIFORNIA LAW GOVERNS

          This Agreement shall be governed by the laws of the State of California.

               6.5   NOTICE

          Any notice, demand or other communication to the Indemnitors under this Agreement may be addressed as follows:

                     EarthLink Network, Inc.
                     3171 Los Feliz Blvd., Suite 203
                     Los Angeles, California 90039
                     Attn: President

                     Kevin O'Donnell
                     1896 Rising Glen Road


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                     Los Angeles, California 90069


          In witness whereof, each party to this Agreement has caused it to be executed at Los Angeles, California on the date indicated below.

                                     "INDEMNITEE"

Dated:      August 31, 1995             /s/  Reed E. Slatkin
       --------------------------     --------------------------
                                             Reed E. Slatkin
"INDEMNITORS":

Dated:       August 31, 1995
        --------------------------    --------------------------
                                            Kevin O'Donnell

                                      EARTHLINK NETWORK, INC.

Dated:       August 31, 1995            /s/ Sky Dylan Dayton
        --------------------------    --------------------------
                                      Sky Dylan Dayton, President


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